Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Coal Company Appoints New Director

Englewood, CO - August 12, 2014 - Westmoreland Coal Company (NasdaqGM:WLB) today announced that Mr. Terry Bachynski from Edmonton, Alberta has been appointed to its Board of Directors. He will serve until the next Annual Meeting, at which time he will stand for election by the shareholders.

“We welcome the appointment of Terry to our Board,” noted Richard Klingaman, Chairman of the Board.  “He brings rich and extensive experience in the natural resource and power generation industries, together with a deep understanding of the regulatory environment of Canada. Terry also brings long-standing sensitivity to and experience with First Nations’ interests in resource development.  His addition to Westmoreland’s Board strengthens and broadens its oversight of the company as it continues to create and deliver value to our shareholders.”

Mr. Bachynski has over 30 years’ experience in the energy business, having served in several executive management and board positions with various private and public companies, including Suncor Energy Inc., Gulf Canada Resources Limited, CS Resources Limited, EPCOR Utilities Inc. and Syncrude Canada. Mr. Bachynski is President and CEO of JDEL Associates Ltd., which provides regulatory, environmental, stakeholder, aboriginal and government affairs consulting services to industry for the development and operation of major resource development projects, primarily in Western Canada.  Mr. Bachynski sits on the boards of private companies, Universe Machines Corporation, Unified Alloys Ltd. and Millennium EMS Solutions Ltd. and is also Vice President Regulatory, Environmental and Government Affairs for Athabasca Oil Corporation.  Mr. Bachynski has an LL.B. from the University of Western Ontario and resides in Edmonton, Alberta, Canada.

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include sub-bituminous and lignite coal mining in the Western United States and Canada. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina.

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Contact: Kevin Paprzycki (855) 922-6463